UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2020

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PDLI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 27, 2020, PDL BioPharma, Inc., a Delaware corporation (the “Company”), entered into a cooperation and support agreement (the “Agreement”) with Engine Capital, L.P. and certain of its affiliates (collectively, “Engine”). Engine beneficially owns 6,225,843 shares of the Company’s outstanding common stock, par value $0.01 per share (the “Company Common Stock”). Pursuant to the Agreement, the board of directors of the Company (the “Board”) agreed, among other things, to appoint Alan Bazaar as a director of the Company. The Agreement also provides for customary director replacement rights during the Standstill Period (as defined below), provided that Engine maintains beneficial ownership above the lesser of a) three and one half percent (3.5%) of the Company Common Stock and b) 3,996,461 shares of Company Common Stock. In connection with the Agreement, Engine will vote in favor of the slate of directors nominated by the Board for election at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”).
Under the terms of the Agreement, Engine has agreed to abide by customary standstill restrictions until the earlier of (i) thirty (30) days prior to the Company’s advance notice deadline for stockholder nominations of directors for the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”) and (ii) one hundred twenty (120) days prior to the first anniversary of the 2020 Annual Meeting (the “Standstill Period”).
Until the conclusion of the 2020 Annual Meeting, the size of the Board shall be no more than eight (8) directors and following the 2020 Annual Meeting and during the Standstill Period, the size of the Board will not be increased above seven (7) directors without unanimous Board approval.
Pursuant to the Agreement, the Board will submit for approval by the Company’s stockholders at the 2020 Annual Meeting, an amendment to the Company’s Restated Certificate of Incorporation to authorize the declassification of the Board. Pursuant to such amendment, if approved by the Company’s stockholders at the 2020 Annual Meeting, commencing with the 2021 Annual Meeting, each director elected at such meeting and each director elected at each future annual meeting of the Company will be elected for a one (1) year term.
Pursuant to the Agreement, the Board will establish a cost management committee of the Board (the “Cost Committee”), and the Board has agreed to appoint Mr. Bazaar the Chair of the Cost Committee for the duration of the Standstill Period. The Company also agreed that the Board will appoint Mr. Bazaar as a member of the Compensation Committee of the Board (the “Compensation Committee”) following the 2020 Annual Meeting.
The parties also agreed to customary mutual non-disparagement obligations and the Company agreed to reimburse Engine for its reasonable and documented out-of-pocket legal expenses incurred in connection with Engine’s investment in the Company up to a cap of $200,000.
On February 28, 2020, the Company and Engine issued a press release announcing the signing of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.
On February 27, 2020, the Board agreed to appoint Alan Bazaar as a Class III director of the Company with a term expiring at the Company’s 2022 annual meeting of stockholders. Concurrently with his appointment to the Board and following the formation of the Cost Committee by the Board, Mr. Bazaar will be appointed to the Cost Committee and, following the 2020 Annual Meeting, Mr. Bazaar will also be appointed to the Compensation Committee.
The Board has determined that Mr. Bazaar qualifies as an independent director under the applicable rules of The Nasdaq Global Market and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). As of the date of the appointment, the Company is not aware of any transactions with Mr. Bazaar that would require disclosure under Item 404(a) of Regulation S-K. As non-employee director, Mr. Bazaar will participate in the Company’s compensation program for non-employee directors as described under the caption “Compensation of Our Directors” in the Company’s 2019 Proxy Statement filed with the SEC on April 30, 2019.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Cooperation and Support Agreement, dated as of February 27, 2020, by and among PDL BioPharma, Inc., Engine Capital, L.P. and its affiliates
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ Dominique Monnet
Dominique Monnet
President and Chief Executive Officer

Dated: February 28, 2020